EXHIBIT 2.1

PURCHASE OPTION AGREEMENT

This PURCHASE OPTION AGREEMENT (the “Agreement) is dated for reference December 30, 2008 and shall be deemed effective on November 1, 2009 (the “Effective Date”) subject to and concurrently with the effectiveness of that Exclusive Distribution Agreement (the “Distribution Agreement”) between certain of the parties hereto and which has the same reference date. This Agreement is made by and among Neovasc Inc., a Federal Canadian corporation, (“Parent”), Neovasc Medical Inc. (“Seller”), a British Columbia corporation, and wholly-owned subsidiary of Parent, together parties of the first part, and LeMaitre Vascular, Inc., a Delaware corporation (“Purchaser”), and alone the party of the second part. Seller, Parent and Purchaser are each individually referred to as a “Party” and together as the “Parties”. Capitalized terms that are defined in the Distribution Agreement, and not otherwise defined in this Agreement are used in this Agreement as so defined.

WHEREAS, Seller has, pursuant to the Distribution Agreement, appointed Purchaser as its exclusive distributor of the bovine and equine pericardium strip-shaped surgical patches capable of use in human vascular surgical applications listed on Exhibit A to the Distribution Agreement (the “Products”) on the terms and subject to the conditions set forth in the Distribution Agreement.

WHEREAS, Seller, amongst other activities, develops, manufactures, markets and sells the Products which comprise its human vascular tissue business (the “HVT Business”).

WHEREAS, Subject to the terms and conditions set forth herein, Purchaser may elect, in its sole discretion, to cause Seller to (i) sell, and the Purchaser to buy and pay for, all of the Purchased Assets (as defined below) and (ii) license to Purchaser all of the Licensed Intellectual Property (as defined below), upon delivery of a Purchase Election Notice (as defined below) to Seller at any time during the twenty four (24) month period beginning on January 2, 2014 and ending January 2, 2016 (the “Purchase Option Period”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the Parties hereto agree as follows:

SECTION 1. PURCHASE OPTION

1.1 Purchaser Option. Purchaser shall have an exclusive option to acquire, at its sole election and on the terms and conditions set forth herein, all of the Purchased Assets (such acquisition, the “Asset Sale”) and the license set forth in Section 2.2 (the “License”), which option may be exercised, in whole and not in part or from time to time, at any time during the Purchase Option Period. In connection therewith, Seller hereby grants to Purchaser an exclusive right, exercisable at any time during the Purchase Option Period, to acquire all of the Purchased Assets and to take the License on the terms set forth in this Agreement (the “Purchase Option”).

1.2 Exercise of Purchase Option.

(a) Notice. Purchaser may exercise the Purchase Option by giving written notice (the “Purchase Election Notice”) to Seller at any time during the Purchase Option Period. The

Purchase Election Notice shall set forth Purchaser’s calculation of the Initial Purchase Price (as defined below) and the proposed closing date of the Asset Sale and License (which shall be the Business Day immediately following the expiration of the Purchase Option Review Period (as defined below)).

(b) Review Period. Purchaser shall have a period of the lesser of ninety (90) days after delivery of the Purchaser Election Notice and the last day of the Purchase Option Period (the “Purchase Option Review Period”) to determine if it wishes to proceed with the Asset Sale and the License. During the Purchase Option Review Period, Seller shall provide to Purchaser (i) due diligence materials and procedures (1) relating to the purchase of the HVT Business pursuant to this Agreement, and (2) relating to disclosures on, or omissions from, the Updated Seller Disclosure Schedules (as defined below) provided pursuant to Section 1.2(c); (ii) all information (including know-how) reasonably requested which relates to the manufacturing, marketing and sale of the Products; and (iii) any other item reasonably requested which relates to the consummation of the Asset Sale and the License, the ancillary agreements thereunder and the consummation of the transactions contemplated thereunder.

(c) Disclosure Schedules. Attached to this Agreement is a schedule of disclosures and exceptions to the representations and warranties made by Seller pursuant to Section 3.1 of this Agreement (the “Seller Disclosure Schedule”). At Closing, Seller shall deliver to Purchaser an updated schedule of disclosures and exceptions to the representations and warranties of Seller Parties contained in Section 3.1 of this Agreement (an “Updated Seller Disclosure Schedule”), except to the extent any such representations and warranties refer expressly to an earlier date. The Updated Seller Disclosure Schedule shall refer only to (i) disclosures of actual facts contained on the Seller Disclosure Schedule attached to this Agreement; and (ii) disclosures of actual facts in existence on the date of such Updated Seller Disclosure Schedule that have occurred or been discovered since the date of this Agreement, and the Updated Seller Disclosure Schedule shall specifically qualify by the existence of the facts or events set forth therein (but not otherwise limit or modify) any of the representations and warranties made in this Agreement. No disclosure of a fact or event on any Updated Seller Disclosure Schedule shall be deemed to cure any failure to disclose such fact or event on any previously delivered Seller Disclosure Schedule or Updated Seller Disclosure Schedule, or otherwise amend any previously delivered Seller Disclosure Schedule or Updated Seller Disclosure Schedule. In the event an Updated Seller Disclosure Schedule is not delivered to Purchaser at Closing, the Seller Disclosure Schedule shall be deemed to be the Updated Seller Disclosure Schedule for all purposes of this Agreement, and all references in this Agreement to the Updated Seller Disclosure Schedule shall be deemed to refer to the Seller Disclosure Schedule.

(d) Purchase Option Rescission Notice. Purchaser shall have the right at its election to rescind its exercise of the Purchase Option, in its sole discretion, at any time during the Purchase Option Review Period by notice to Seller (the “Purchase Option Rescission Notice”). If Purchaser delivers a Purchase Option Rescission Notice to Seller within the Purchase Option Review Period, Purchaser shall be deemed to have not exercised the Purchase Option, and the Parties’ respective rights and obligations under this Agreement shall continue as though no Purchase Election Notice had been delivered until the expiration of the Purchase Option Period. In the event that Purchaser does not deliver a Purchase Option Rescission Notice during the Purchase Option Review Period, the closing of the Asset Sale and License shall be consummated on the Business Day immediately following expiration of the Purchase Option Review Period in accordance with the terms herein or such other day as the Parties mutually agree.

1.3 Cooperation. From and after the beginning of the Purchase Option Review Period until Closing, Seller will, and will cause its Affiliates to, use its commercially reasonable efforts, and will reasonably cooperate with Purchaser, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to provide the information contemplated by Section 1.2(b) hereof and to effectuate the transactions contemplated by this Agreement, and will otherwise use its commercially reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions thereof.

1.4 Access. From and after the beginning of the Purchase Option Review Period until Closing, Seller will, and will cause its Affiliates to (a) provide Purchaser and its representatives with such information as Purchaser or its representatives may from time to time reasonably request with respect to the items set forth in Section 1.2(b), (b) provide Purchaser and its representatives reasonable access during regular business hours and upon reasonable notice to the properties, books and records as Purchaser and its representatives may from time to time reasonably request with respect to the items set forth in Section 1.2(b) and (c) permit Purchaser and its representatives to discuss the HVT Business of Seller with Seller’s officers and, with the prior consent of Seller (which consent will not be unreasonably withheld), Seller’s employees, accountants and advisors.

1.5 Conduct of the Parties’ Business. Except as may be otherwise expressly permitted by this Agreement or with the prior written consent of the other Party, from and after the beginning of the Purchase Option Review Period until Closing, the (a) Purchaser shall, and shall cause its Affiliates, to perform its duties under the Distribution Agreement in the ordinary course of business in a manner consistent with past practice and (b) Seller shall, and shall cause its Affiliates to: (i) operate the HVT Business in the ordinary course of business in a manner consistent with past practice; (ii) not sell, lease, exchange, license or otherwise dispose of any of the material properties or material assets (including, but not limited to rights with respect to Seller’s Intellectual Property) of the HVT Business to non-Affiliates, except in the ordinary course of business in a manner consistent with past practice; and (iii) not enter into any agreement, arrangement or understanding that would restrict or limit Purchaser or its Affiliates in the operation of the HVT Business after the Closing Date.

1.6 No Obligation. Notwithstanding anything to the contrary in this Agreement, none of the parties hereto shall have any obligation to consummate the Asset Sale and License unless and until Purchaser delivers a Purchase Election Notice to Seller and the Purchase Option Period has expired without Purchaser delivering a Purchase Option Rescission Notice. The parties agree and acknowledge that Purchaser is under no obligation to deliver any Purchase Election Notice at any time and can deliver a Purchase Option Rescission Notice at any time during the Purchase Option Review Period.

1.7 Seller’s Right to Conduct Business Pending Purchase Election Notice. Notwithstanding anything to the contrary in this Agreement, until delivery of a valid Purchase Election Notice Seller has exclusive right to conduct or not conduct any research and development in respect of the HVT Business, register or not register any intellectual property which it may discover, develop or otherwise acquire rights to in respect of the HVT Business, and may also use any of the intellectual property related thereto for other aspects of its business. Subject to Section 6.1(h), Seller may grant security over the assets and cash flow of the HVT Business in the same manner as it may grant such security in other parts of its business.

1.8 Covenant of Good Faith and Fair Dealing. The Parties acknowledge and agree that this Agreement collectively identify as of the date hereof all material terms, conditions and issues relating to the acquisition of the HVT Business and the consummation of the transactions contemplated thereby. Each party hereby covenants that it will in good faith reach commercially reasonable resolution on any additional terms, conditions and issued that the parties identify in connection with their reciprocal diligence, the performance of their obligations under this Agreement, changes in applicable law, and the consummation of the Closing.

SECTION 2. PURCHASE AND SALE OF ASSETS; LICENSE OF ASSETS.

2.1 Sale of Assets. Upon receipt of the Purchase Election Notice, subject to Section 2.3 and the other provisions of this Agreement, Seller agrees to sell, assign, transfer and deliver to Purchaser and Purchaser agrees to purchase at the Closing (as defined in Section 2.5), all legal and beneficial right, title and interest of Seller as of the Closing in and to all of the following assets, rights and properties (such assets and properties collectively, the “Purchased Assets”), in each case, free and clear of any and all Encumbrances (as defined below):

(a) Deposit Materials. The Deposit Materials;

(b) Product Designs. The Specifications, and all tangible and intangible rights thereto, including, without limitation, all art work, prototypes, mechanical renderings, patterns, and all other designs and works of authorship; and

(c) Intellectual Property. The Neovasc Technology and all of Purchased Intellectual Property (as defined below).

2.2 License. Upon receipt of the Purchase Election Notice, subject to all of the provisions of this Agreement, effective as of the Closing, Parent and Seller hereby grant Purchaser an exclusive, fully paid up, royalty-free, worldwide, transferable, sublicenseable, perpetual and irrevocable right and license to use (and have used), reproduce and make derivative works of the Licensed Intellectual Property to develop, manufacture and commercialize Products (the “Permitted Activities”). Parent and Seller agree to provide reasonable competent and knowledgeable assistance that is reasonably necessary for Purchaser or its Third Party manufacturer to implement the Licensed Intellectual Property for the Permitted Activities. In the event that Purchaser elects to have a Third Party manufacture the Products on its behalf, Purchaser shall have entered into a non-disclosure agreement with such Third Party manufacturer in which such Third Party manufacturer agrees to protect the Confidential Information of Parent and Seller on terms no less stringent than those set forth in Section 8 of the Distribution Agreement. For avoidance of doubt, in respect of Purchased Intellectual Property and Licensed Intellectual Property (together “IP Rights”), Purchaser agrees that it may not at any time after Closing use the IP Rights to develop, manufacture or commercialize any products or components of products other than the Products. Purchaser will take all reasonably necessary steps to ensure that any transferee, sublicensee and Third Party manufacturer of the IP Rights agrees to the same restrictions in respect of the IP Rights and also agrees to protect the Confidential Information of Parent and Seller on terms no less stringent than those set forth in Section 8 of the Distribution Agreement.

2.3 Assumed Liabilities. Purchaser is not assuming from Seller any liabilities of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, asserted or unasserted.

2.4 Purchase Price; Payment. At the time of the Closing and upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of (i) the License, and (ii) Seller’s sale, assignment, conveyance, transfer and delivery of the Purchased Assets to Purchaser, Purchaser will pay to Seller the greater of (a) USD $1,750,000 and (b) one hundred and sixty two and a half percent (162.5%) of the aggregate amounts invoiced by Seller pursuant to Section 3.3 of the Distribution Agreement during the twenty-four (24) calendar months preceding the date Purchaser delivers the Purchase Option Exercise Notice pursuant to Section 1.1(a) (“Purchase Price”), divided by two. Purchaser shall pay Seller eighty five percent (85%) of the Purchase Price on the Closing Date (the “Initial Purchase Price”) and, subject to Section 8.2(c), fifteen percent (15%) of the Purchase Price (the “Holdback Amount”) on the one year anniversary of the Closing Date. The Holdback Amount shall bear interest at 2.5% payable to Seller when it is paid. The Purchase Price shall be paid in cash, by wire transfer in immediately available funds to the account set forth in Exhibit A (or such other account as may be designated by Seller in writing).

2.5 Time and Place of Closing. Subject to the fulfillment or waiver of all of the conditions contained in Section 6.1 and 6.2, on the closing date specified in the Purchase Election Notice or as otherwise mutually agreed by the Parties, as the case may be, a closing (the “Closing”) will be held at the offices of Goodwin Procter, LLP, Exchange Place, 53 State St., Boston, MA 02109 (or such other place as the parties may agree) and the date of Closing is referred to herein as the “Closing Date.”

(a) At the Closing, Seller shall deliver to Purchaser:

(i) All (i) tangible embodiments of the Purchased Assets and Licensed Intellectual Property, including, without limitation, list of all suppliers, all works of authorship, including, art work, films, prototypes, mechanical renderings and designs; and (ii) all legal files (prosecution history), certificates of registration and official correspondence to and from any governmental or regulatory authority regarding all issued and pending marks and copyrights included in the Purchased Assets (Seller may retain a copy of all such documents for archival purposes only).

(ii) Good and sufficient instruments of transfer transferring to Purchaser all of Seller’s right, title and interest in and to the Purchased Assets, including, without limitation, a bill of sale in the form of Exhibit B hereto (the “Bill of Sale”) and an instrument of assignment of Purchased Intellectual Property in the forms of assignment mutually agreed to by the Parties, each prepared by Purchaser and executed by Seller.

(iii) Release of Encumbrances on the Purchased Assets other than Encumbrances listed on Schedule 2.5(c) (the “Permitted Encumbrances”);

(iv) A certificate of an officer of Seller, executed on behalf of Seller as a party hereto dated as of the Closing to the effect that the statements set forth in Section 6.1(b) and (c) are true and correct as of the Closing (the “Seller Closing Certificate”); and

(v) Such other documents as Purchaser may reasonably request reasonably in advance of the Closing.

(b) At the Closing, Purchaser shall deliver to Seller:

(i) The Initial Purchase Price;

(ii) A certificate of an officer of Purchaser, executed on behalf of Seller as a party hereto dated as of the Closing to the effect that the statements set forth in Section 6.2(b) and (c) are true and correct as of the Closing (the “Purchaser Closing Certificate”);

(iii) Any Bill of Sale, instrument of assignment of Seller Intellectual Property or any other ancillary agreement contemplated herein to which Purchaser is a party; and

(iv) Such other documents as Seller may reasonably request reasonably in advance of the Closing.

SECTION 3. REPRESENTATIONS AND WARRANTIES.

3.1 Seller Representations and Warranties. As a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, as of the date hereof and as of the Closing, Parent and Seller, jointly and severally, hereby make to Purchaser the representations and warranties contained in this Section 3.1.

(a) Authority, Organization.

(i) Seller hereby represents and warrants to Purchaser (A) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action required on the part of Seller and no other proceedings on the part of Seller are necessary to authorize this Agreement to which it is a party or to consummate the transactions contemplated hereby, (B) this Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, and (C) Seller is a corporation duly organized, validly existing and in good standing under the provincial laws of British Columbia.

(ii) Parent hereby represents and warrants to Purchaser (A) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action required on the part of Parent and no other proceedings on the part of Parent are necessary to authorize this Agreement to which it is a party or to consummate the transactions contemplated hereby, (B) this Agreement has been duly and validly executed and delivered by Parent and constitutes the legal, valid and binding agreement of Parent, enforceable against Seller in accordance with its terms, and (C) Parent is a corporation duly organized, validly existing and in good standing under the federal laws of Canada.

(b) No Conflicts.

(i) Seller hereby represents and warrants to Purchaser that the execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, does not and will not violate or conflict with the charter or bylaws of Seller, any material contract, agreement or instrument to which Seller is a party or by which it or its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator by which Seller is bound, or any law, rule or regulation applicable to Seller.

(ii) Parent hereby represents and warrants to Purchaser that the execution, delivery and performance by Parent of this Agreement, and the consummation of the transactions contemplated hereby, does not and will not violate or conflict with the charter or bylaws of Parent, any material contract, agreement or instrument to which Parent is a party or by which it or its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator by which Parent is bound, or any law, rule or regulation applicable to Parent.

(c) Title to Purchased Assets. The Seller exclusively owns all of the Licensed Intellectual Property and Purchased Assets, and will convey to Purchaser hereunder good, valid and marketable title in and to all of its property and rights, tangible and intangible, included in the Purchased Assets at the Closing.

(d) Sufficiency. Other than raw materials, manufacturing equipment, premises and working capital, the Licensed Intellectual Property and the Purchased Assets (i) are all of the assets used or held for use in the HVT Business as the same has been operated immediately prior to the date hereof and immediately prior to Purchaser’s delivery of the Purchaser Election Notice and (ii) constitute all of the assets necessary for Purchaser to continue to operate the HVT Business.

(e) No Liability. Seller hereby represents and warrants to Purchaser that to Seller’s knowledge, following Closing, Purchaser will not be subject to any liabilities relating to the Licensed Intellectual Property or Purchased Assets or the operation of the HVT Business prior to the Closing, whether accrued, absolute, contingent or otherwise, which individually, or in the aggregate, could have a material adverse effect on the HVT Business.

(f) Contracts. As of the Closing, Schedule 3.1(f) sets forth a complete and correct list of all contracts arising from, related to or resulting from the HVT Business (the “HVT Business Contracts”). As of the Closing, Seller has delivered to Purchaser a correct and complete copy of all written HVT Business Contracts as amended to date and a written summary setting forth the terms and conditions of any oral HVT Business Contracts.

(g) Intellectual Property. Purchaser acknowledges that Seller has advised Purchaser that, as of the date hereof, the Seller Intellectual Property is limited to know-how and trade secrets and that it does not have any registered Intellectual Property protection. Seller hereby represents and warrants that (i) there is no pending or, to its best knowledge, threatened claim, action, suit or proceeding involving a claim that the manufacture, distribution or sale of any Products, or the use of any materials to be provided by Seller to Purchaser, infringes or violates the Intellectual Property Rights of any other Person; (ii) the manufacture, distribution or sale of any Products or the use of any of the Licensed Intellectual Property or Purchased Assets, does not infringe, violate or misappropriate the Intellectual Property Rights of any other Person, other than the rights of any Person or entity under any patent, and to its knowledge the rights of any person or entity under any patent; (iii) to its knowledge, there is no safety or efficacy issue with regard to the Product which would reasonably be expected to materially or substantially impair the ability of Purchaser to successfully market and sell the Product in the Territory; and (iv) until the expiration date of each unit of Product, such unit of Product will conform in all material respects to the Specifications and any documentation contained in literature supplied by Seller with that Product, and will be free of defects in materials or workmanship.

(h) Litigation.

(i) There is no Proceeding pending or, to Seller’s knowledge, currently threatened against Seller that involves any current customers or any suppliers serving the HVT Business, questions the validity of this Agreement or the right of Seller to enter into or consummate, or seeks to enjoin or obtain damages with respect to, the transactions contemplated hereby. The foregoing includes, without limitation, Proceedings pending or, to Seller’s knowledge, threatened in connection with the HVT Business involving the use of any current employees of Seller of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with former employers. There is no Proceeding with respect to the HVT Business by Seller currently pending or which Seller intends to initiate.

(ii) There is no Proceeding pending or, to Parent’s knowledge, currently threatened against Parent that involves any current customers or any suppliers serving the HVT Business, questions the validity of this Agreement or the right of Parent to enter into or consummate, or seeks to enjoin or obtain damages with respect to, the transactions contemplated hereby. The foregoing includes, without limitation, Proceedings pending or, to Parent’s knowledge, threatened in connection with the HVT Business involving the use of any current employees of Parent of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with former employers. There is no Proceeding with respect to the HVT Business by Parent currently pending or which Parent intends to initiate.

(i) Regulatory. The Licensed Intellectual Property, Purchased Assets and the Products are in compliance in all material respects with all current applicable laws, statutes, rules, regulations, ordinances, standards, guidelines or orders administered, issued or enforced by the FDA or any other Governmental Body having regulatory authority or jurisdiction over the HVT Business and the Products. Seller and its suppliers and manufacturers are in compliance in all material respects with all applicable laws, statutes, rules, regulations, ordinances, standards, guidelines or orders administered, issued or enforced by the FDA or any other Governmental Body, relating to the methods and materials used in, and the facilities and controls used for, the design, manufacture, processing, packaging, labeling, storage and distribution of the Products and all Products have been processed, manufactured, packaged, labeled, stored, handled and distributed by the Seller in compliance with all applicable laws, statutes, rules, regulations, ordinances, standards, guidelines or orders administered, issued or enforced by the FDA or any other Governmental Body. Further, no action has been taken by any Governmental Body or is in the process of being taken that will slow, halt or enjoin the manufacturing of the Products or the operation of the HVT Business or subject the manufacturing of the Products or the HVT Business to regulatory enforcement action. The Seller has not received from the FDA or any other Governmental Body, and there are no facts which would furnish any reasonable basis for, any notice of adverse findings, FDA warning letters, regulatory letters, notices of violations, warning letters, Section 305 criminal proceeding notices under the FDCA or other similar communication from the FDA or other Governmental Body, and there have been no seizures conducted or, to Sellers’ Knowledge, threatened by the FDA or other Governmental Body, and no recalls, market withdrawals, field notifications, notifications of misbranding or adulteration, or safety alerts conducted, requested or threatened by the FDA or other Governmental Body relating to the Business or to the Products. There are no currently existing facts that will (i) cause the withdrawal or recall, or require suspension or additional approvals or clearances, of any Products currently sold by the Seller, (ii) require a change in the manufacturing, marketing classification, labeling or intended use of any such Products, or (iii) require the termination or suspension of marketing of any such Products. None of the Products have been recalled or subject to a field safety notification (whether voluntarily or otherwise); and (ii) Seller has not received written notice (whether completed or pending) of any proceeding seeking recall, suspension or seizure of any Products.

(j) Product Liability. There are no existing or threatened, claims against the Seller for services or merchandise related to the HVT Business which are defective or fail to meet any service or product warranties. Seller has not incurred liability arising out of any injury to individuals as a result of the ownership, possession, or use of any Product and there has been no inquiry or investigation made in respect thereof by any Governmental Body.

(k) Capitalization. Parent owns 100% of the outstanding capital stock of Seller.

3.2 Purchaser Representations and Warranties. As a material inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser hereby makes to Seller the representations and warranties contained in this Section 3.2.

(a) Authority, Organization. Purchaser hereby represents and warrants to Seller that (i) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action required on the part of Purchaser and, other than authorization from Purchaser’s board of directors to consummate the Asset Sale and License and the transactions contemplated hereby, no other proceedings on the part of Purchaser are necessary to authorize this Agreement to which it is a party or to consummate the transactions contemplated hereby, (ii) this Agreement has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, and (iii) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state under which it was formed.

(b) No Conflicts. Purchaser hereby represents and warrants that the execution, delivery and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, does not and will not violate or conflict with the governing documents of Purchaser, any material contract, agreement or instrument to which Purchaser is a party or by which it or its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator by which Purchaser is bound, or any law, rule or regulation applicable to Purchaser.

(c) Litigation. There is no Proceeding pending or, to Purchaser’s knowledge, currently threatened against Purchaser that questions the validity of this Agreement or the right of Purchaser to enter into or consummate, or seeks to enjoin or obtain damages with respect to, the transactions contemplated hereby.

SECTION 4. COVENANTS.

4.1 Notices; Consents; Filings. From and after the delivery of the Purchase Election Notice, until the Closing Date, Seller shall use its commercially reasonable efforts, at its expense, to obtain any consents described in the Updated Disclosure Schedule. In the event that Seller shall fail to obtain any third party consent necessary for the consummation of the transactions contemplated hereby, Seller shall use commercially reasonable efforts, and take any such actions reasonably requested by Purchaser, to minimize any adverse effect upon Seller and Purchaser, their respective Affiliates, and their respective businesses resulting, or which would reasonably be expected to result after the Closing, from the failure to obtain such consent.

4.2 Notification of Certain Matters. The Parties acknowledge that Parent and Seller are under no obligation to make the representations and warranties in Section 3.1 as of any specified date other than pursuant to Section 3.1 and Section 6.1(b). Notwithstanding the foregoing, each of the Parties to this Agreement shall give prompt notice to the other Parties of the occurrence or non-occurrence of any event which would likely cause any representation or warranty made by such party herein to be untrue or inaccurate or any covenant, condition or agreement contained herein not to be complied with or satisfied (provided, however, that, any such disclosure shall not in any way be deemed to amend, modify or in any way affect the representations, warranties and covenants made by any party in or pursuant to this Agreement).

4.3 Confidentiality; Publicity. The Parties agree to be bound by Section 8 of the Distribution Agreement which is incorporated herein by reference. The parties acknowledge and agree that the terms of this Agreement shall be treated as Confidential Information (as defined below) of both Parties.

4.4 Further Assurances. From and after the Closing, upon the reasonable request of Purchaser, without further consideration Seller shall, at the expense of Purchaser, execute, acknowledge and deliver all such further deeds, bills of sale, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required or appropriate to convey and transfer to and vest in Purchaser and protect its right, title and interest in the Purchased Assets to be transferred hereunder and to carry out the transactions contemplated by this Agreement, including but not limited to with respect to the License. From and after the Closing, Purchaser will allow Seller to wind-down supply of Products to persons outside of the Territory where such obligations were part of the HVT Business as of the date of Purchase Election Notice; provided, that (i) Seller shall terminate all such obligations on or prior to the date that is nine months after the Closing and (ii) no Third Party Distributor or any person distributing Products outside of the Territory shall have the right to sell any Products following the date that is nine months after the Closing.

4.5 Noncompetition and Nonsolicitation. From the Closing Date to the date that is sixty (60) months following the Closing (such period, the “Restricted Period”), the Parties agrees that:

(a) Seller will not, whether on its own behalf or on behalf of its Affiliates or in conjunction with any Person, directly or indirectly; (i) engage in any competition with Purchaser with respect to the Products (a “Competing HVT Business”), (ii) enter the employ of, render services to, or have services rendered from any Person (or any Affiliate of any person) who or which is engaged in a Competing HVT Business with respect to such Competing HVT Business (whether directly or indirectly); or (iii) acquire a financial interest in, or otherwise become actively involved with, any Competing HVT Business, directly or indirectly, as a partner, shareholder, officer, director, principal, agent, trustee or consultant.

(b) Purchaser will not, whether on its own behalf or on behalf of its Affiliates or in conjunction with any Person, directly or indirectly; (i) engage in any competition with Seller with respect to Seller’s bovine and equine pericardium surgical patches that are not Products (a “Competing Remaining Business”); (ii) enter the employ of, or render services to, any Person (or any Affiliate of any person) who or which is engaged in a Competing Remaining Business with respect to such Competing Remaining Business (whether directly or indirectly); or (iii) acquire a financial interest in, or otherwise become actively involved with, any Competing Remaining Business, directly or indirectly, as a partner, shareholder, officer, director, principal, agent, trustee or consultant.

(c) Seller will not, whether on its own behalf or on behalf of its Affiliates or in conjunction with any Person, directly or indirectly employ or solicit, encourage or attempt to solicit or encourage any person who is at the time of such solicitation, encouragement, or attempted solicitation or encouragement an employee of Purchaser or any of its Affiliates and who was immediately prior to the Closing an employee of Seller, to leave the employment of Purchaser or its Affiliates.

(d) Purchaser will not, without the written consent of Seller, whether on its own behalf or on behalf of its Affiliates or in conjunction with any Person, directly or indirectly employ or solicit, encourage or attempt to solicit or encourage any person who is at the time of such solicitation, encouragement, or attempted solicitation or encouragement an employee of Seller or any of its Affiliates and who was immediately prior to the Closing an employee of Seller, to leave the employment of Seller or its Affiliates.

(e) The Parties will not, whether on its own behalf or on behalf of such Party’s Affiliates or in conjunction with any Person, directly or indirectly disparage the Products or the business reputation or employees of the other Party, or any of such Party’s Affiliates, or take any actions, knowingly, willfully or, recklessly, that are harmful to the other Party or its Affiliates’ goodwill with their customers, clients, publishers, advertisers, marketers, vendors, employees, service providers, media or the public.

SECTION 5. CONSULTING/TRANSITION SERVICES.

5.1 Seller shall allow Purchaser employees reasonable access to Seller’s manufacturing facility for the purpose of training in the manufacturing processes for the Products for up to four months following purchase. During this period, Seller shall also provide Purchaser at a facility of its choosing: (i) a manufacturing engineer to assist Purchaser for five business days in assembling manufacturing equipment and implementing manufacturing processes for the Products, and (ii) a group leader to assist Purchaser for five business days in training Purchaser’s employees in such manufacturing processes. For six months following the purchase, Seller shall also provide up to six hours per month of related consultation services by telephone and email. All such manufacturing transition services during this six month period shall be provided without charge. For one year thereafter, Seller shall provide Purchaser with one half-day of manufacturing transition services per year at no charge and thereafter make reasonable efforts to provide Purchaser additional manufacturing transition services at the company’s current consulting rates for such services.

SECTION 6. CLOSING CONDITIONS.

6.1 Purchaser Closing Conditions. Purchaser’s obligation to consummate the transactions to occur at the Closing is subject to the satisfaction of the following conditions (which may be waived by Purchaser, in its sole discretion, in whole or in part):

(a) Purchase Election Notice. Purchaser shall have delivered a Purchase Election Notice to Seller and the Purchase Option Review Period shall have expired without Purchaser delivering a Purchase Option Rescission Notice.

(b) Representations and Warranties. Each of the representations and warranties of Seller set forth in this Agreement and any certificate or document delivered to Purchaser qualified as to materiality is true and correct in all respects, and those not so qualified are true and correct in all respects, in each case as of the date hereof (except for representations and warranties that address matters as of a particular date, which shall be true and correct as of such date).

(c) Performance. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing.

(d) Seller Closing Certificate. Seller shall have delivered the Seller Closing Certificate.

(e) Government Approvals. The parties hereto shall have received all approvals from any applicable Governmental Body necessary to consummate the transactions contemplated hereby.

(f) Third Party Consents. Seller shall have obtained and delivered to Purchaser all written consents, approvals, waivers, notices or similar authorizations required to be obtained or given by the Seller in order to consummate the transactions contemplated hereby, in form and substance reasonably satisfactory to Purchaser.

(g) No Proceedings. No Proceeding shall be pending or threatened wherein an unfavorable Order (as defined below) could (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (c) affect adversely the right of Purchaser to own the Purchased Assets, to take the License or to operate its HVT Business as now conducted or proposed to be conducted, and no such Order shall be in effect.

(h) Release of Encumbrances. Purchaser shall have received evidence reasonably satisfactory to Purchaser of the termination of all loan agreements and security agreements relating to the Purchased Assets, of the termination and release of all Encumbrances on all Purchased Assets (except Permitted Encumbrances) and of the termination of any UCC or analogous foreign financing statements.

6.2 Seller Closing Conditions. Seller’s obligation to consummate the transactions to occur at the Closing is subject to the satisfaction of the following conditions (which may be waived by Seller in its sole discretion, in whole or in part):

(a) Distribution Agreement. Purchaser shall not be in material breach of its obligations under the Distribution Agreement which shall be deemed to require that (i) Seller has provided notice to Purchaser of such material breach prior to Closing, (ii) Purchaser’s period in which to cure such material breach has expired, and (iii) Seller has taken all reasonably necessary steps to terminate the Distribution Agreement for such material breach in accordance with the terms thereof.

(b) Representations and Warranties. Each of the representations and warranties of Purchaser set forth in this Agreement and any certificate or document delivered to Seller qualified as to materiality is true and correct in all respects, and those not so qualified are true and correct in all respects, in each case as of the date hereof (except for representations and warranties that address matters as of a particular date, which shall be true and correct as of such date).

(c) Performance. Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing.

(d) Purchaser Closing Certificate. Purchaser shall have delivered the Purchaser Closing Certificate.

SECTION 7. TERMINATION

7.1 Termination. This Agreement may be terminated and the Asset Sale and License may be abandoned at any time prior to the Closing:

(a) by duly authorized mutual written consent executed by each of Purchaser and Seller.

(b) automatically if there shall be any law that makes consummation of the Asset Sale and License illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Body shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Asset Sale and License such order, decree, ruling or other action shall have become final and non-appealable.

(c) automatically upon termination of the Distribution Agreement.

(d) automatically upon expiration or termination of the Purchase Option Period without a Purchase Election Notice having been delivered by Purchaser.

7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Purchaser or Seller or any of their respective officers, directors, or stockholders, and all rights and obligations of any party hereto shall cease, except for liabilities arising from a breach of this Agreement prior to such termination; provided, that the provisions of Section 4.3 and Section 10 shall survive the termination of this Agreement for any reason.

SECTION 8. INDEMNIFICATION

8.1 Survival of Representations and Warranties. All representations and warranties of the Seller contained in this Agreement or any other related agreements (including all schedules, exhibits and annexes hereto and thereto) shall survive the Closing Date. Covenants and agreements contained in this Agreement shall survive the Closing Date without limitation in accordance with their terms.

8.2 Seller Indemnification. Subject to the provisions of this Section 8, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns and representatives (the “Purchaser Indemnified Persons”), from and against, and will pay to

Purchaser Indemnified Persons the amount of, any and all claims, threatened claims, damages, losses, suits, Proceedings, liabilities, costs (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees) or judgments, whether for money or equitable relief, of any kind as and when incurred by such Purchaser Indemnified Person and whether or not involving a Third Party claim (collectively, “Losses and Claims”) incurred or suffered by any of the Purchaser Indemnified Persons to the extent arising from or in connection with: (i) any inaccuracy of any representation or warranty or any breach of any covenant or agreement of Seller contained in this Agreement or any other related Agreements (including all schedules, exhibits and annexes hereto and thereto, or (ii) unassumed liabilities or any fact, matter or circumstance arising in connection with the HVT Business and Purchased Assets prior to the closing. Notwithstanding the foregoing, nothing in this Agreement shall limit (i) any right or remedy for fraud, intentional misrepresentation or willful breach or misconduct, or (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance for such breaches, including with respect to breaches of Section 4.5 of this Agreement.

8.3 Purchaser Indemnification. Subject to the provisions of this Section 8, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns and representatives (the “Seller Indemnified Persons”), from and against, and will pay to Seller Indemnified Persons the amount of, any and all claims, threatened claims, damages, losses, suits, Proceedings, liabilities, costs (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees) or judgments, whether for money or equitable relief, of any kind as and when incurred by such Seller Indemnified Person and whether or not involving a Third Party claim (collectively, “Losses and Claims”) incurred or suffered by any of the Seller Indemnified Persons to the extent arising from or in connection with: (i) any inaccuracy of any representation or warranty or any breach of any covenant or agreement of Purchaser contained in this Agreement or any other related Agreements (including all schedules, exhibits and annexes hereto and thereto, or (ii) any fact, matter or circumstance arising in connection with the Purchased Assets after the closing. Notwithstanding the foregoing, nothing in this Agreement shall limit (i) any right or remedy for fraud, intentional misrepresentation or willful breach or misconduct, or (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance for such breaches, including with respect to breaches of this Agreement.

8.4 Indemnification Procedures. A claim to which indemnification applies under Section 8 shall be referred to herein as an “Indemnification Claim.” If any Person or Persons (collectively, the “Indemnitee”) intends to claim indemnification under this Section 8, the Indemnitee shall notify the other Party (the “Indemnitor”) in writing promptly upon becoming aware of any claim that may be an Indemnification Claim (it being understood and agreed, however, that the failure by an Indemnitee to give such notice shall not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice). The Indemnitor shall have the right to assume and control the defense of the Indemnification Claim at its own expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. If the

Indemnitor does not assume the defense of the Indemnification Claim as aforesaid, the Indemnitee may defend the Indemnification Claim but shall have no obligation to do so. The Indemnitee shall not settle or compromise the Indemnification Claim without the prior written consent of the Indemnitor, and the Indemnitor shall not settle or compromise the Indemnification Claim in any manner which would have an adverse effect on the Indemnitee’s interests, without the prior written consent of the Indemnitee, which consent, in each case, shall not be unreasonably withheld or delayed. The Indemnitee shall reasonably cooperate with the Indemnitor at the Indemnitor’s expense.

SECTION 9. DEFINITIONS

9.1 “Affiliate” shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date hereof.

9.2 “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banking institutions in New York City, New York or Vancouver, BC are authorized or obligated by law or executive order to be closed. For purposes of this Agreement (unless otherwise specified as a Business Day), the word “day” shall mean a calendar day. Whenever any party hereto is required to provide notice, approval or otherwise respond within any specified period of Business Days, such period shall commence at 9:00 a.m. local time in the city specified in such party’s address for notice in Section 10.5 on the first whole Business Day of such period and shall expire at 5:00 p.m., local time in such city.

9.3 “Confidential Information” means a Party’s marketing plans, business plans, business methodologies, strategies, technology, specifications, development plans, customers, prospective customers, billing records, and products or services strategies and customer lists, and other information that are disclosed or provided by a Party or its Affiliates to the other Party or its Affiliates, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other by the disclosing Party or its Affiliates in oral, written, graphic, or electronic form.

9.4 “Encumbrance” means any charge, claim, community property interest, condition, easement, covenant, contract, commitment, warranty, demand, encumbrance, equitable interest, lien, mortgage, charge, option, purchase right, pledge, security interest, right of first refusal, or other rights of third parties or restriction of any kind, including without limitation any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

9.5 “FDA” means the United States Food and Drug Administration.

9.6 “Governmental Body” means any: (a) nation, state, province, county, city, town, village, district, or other jurisdiction of any nature; (b) national, federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including, without limitation, notified bodies for purposes of the complying with the Medical Device Directive

9.7 “Intellectual Property Rights” means any and all rights in and with respect to patents, copyrights, trademarks, Confidential Information, know-how, trade secrets, moral rights, contract or licensing rights, confidential and proprietary information protected under contract or otherwise under law, and other similar rights or interests in intellectual or industrial property.

9.8 “Licensed Intellectual Property” means all Seller’s Intellectual Property, other than Purchased Intellectual Property, and all Neovasc Technology, other than Neovasc Technology that is used exclusively in connection with the manufacture of Products.

9.9 “Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

9.10 “Person” means any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including a Governmental Body.

9.11 “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any court or other Governmental Body or referee, trustee, arbitrator or mediator.

9.12 “Purchased Intellectual Property” means all Intellectual Property and/or any service, product, technology or process that is used, or useful, exclusively in connection with the manufacture of the Products.

9.13 “Seller’s Intellectual Property” means all Intellectual Property and/or any service, product, technology or process that is used, or useful, in connection with the manufacture of the Products.

9.14 “Tax” means any and all forms of taxation by any tax authority, whether international, national or local, including without limitation to the generality of the foregoing, corporate income tax, capital tax, wage tax, real property tax, transfer taxes, registration tax, VAT, dividend withholding tax, environmental tax, divestment payments, custom duties, stock exchange tax, exercise tax or gift tax, including but not limited to penalties, interest and any other costs or expenses related to or associated with any tax matter and all contributions or premiums which are payable pursuant to industry or governmental social security regulations, including penalties, interest and any other costs or expenses relating to or associated with any social security matter.

9.15 “Third Party” means any Person other than Purchaser, Seller, and their respective Affiliates.

SECTION 10. GENERAL.

10.1 Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

10.2 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the Parties hereto shall be governed, construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without reference to rules of conflicts or choice of laws. The Parties specifically waive any rights and obligations under any applicable provisions of the United Nations Convention for the International Sale of Goods.

10.3 Arbitration and Dispute Resolution. All disputes, claims, or controversies arising out of or relating to this Agreement or the negotiation, validity or performance hereof that are not resolved by mutual agreement will be resolved solely and exclusively by binding arbitration to be conducted before JAMS, or its successor pursuant to its Streamlined Arbitration Rules and Procedures, unless specifically modified in this Agreement. The arbitration will be held in New York, New York, before a single arbitrator knowledgeable in medical device distribution arrangements. The arbitration must commence within fifteen (15) days of the date on which a written demand for arbitration is filed by either Party. Prompt resolution of any dispute is important to both Parties, and the Parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrator is instructed and directed to assume case management initiative and control over the arbitration process (including, without limitation, scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute. The arbitrator will have the power to order the production of documents by each Party and any Third Party witnesses; however, the arbitrator will not have the power to order the taking of depositions, the answering of interrogatories or the responses to requests for admission. The arbitrator will not have power to award damages that are specifically excluded under this Agreement, and each Party hereby irrevocably waives any claim to such damages. The Parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided below. The arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing Party) against any Party to a proceeding. Any Party refusing to comply with an order of the arbitrators will be liable for costs and expenses, including attorneys’ fees, incurred by the other Party in enforcing the award. Notwithstanding the foregoing to the contrary, In the case of temporary or preliminary injunctive relief, any Party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm. The provisions of this Section 10.3 will be enforceable in any court of competent jurisdiction.

10.4 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof and supersedes all prior oral and written, and all contemporary oral, negotiations, agreements and understandings with respect to the same.

10.5 Parent Guarantee. Parent hereby guarantees unconditionally and perpetually each and every covenant, obligation, including, without limitation, all payment and delivery obligations, and representation and warranty made by Seller to Purchaser herein.

10.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the other Party at the following address (or at such other address for which such Party gives notice hereunder):

If to LeMaitre, to:	LeMaitre Vascular, Inc.
63 Second Avenue
Burlington, Massachusetts 01803
Attention: Legal Department
Telephone: (781) 221-2266
Telecopier: (781) 425-5049

If to Seller or Parent, to:
Neovasc Inc.
13700 Mayfield Place, Suite 2135
Richmond BC V6V 2E4 Canada
D: 604.248.4127
C: 604.765.8090
F: 604.270.4384
www.neovasc.com

10.7 Assignment and Binding Effect. Neither Party may assign this Agreement, delegate its obligations or otherwise transfer licenses or other rights created by this Agreement, without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided that each Party may assign this Agreement as a whole without such consent to an Affiliate or in connection with the acquisition (whether by merger, consolidation, sale or otherwise) of such Party or of that part of such Party’s business to which this Agreement relates, provided that such Party provides written notice to the other Party of such assignment and the assignee thereof agrees in writing to be bound as such Party hereunder. Any assignment or transfer in violation of this Section 10.6 shall be void. This Agreement shall inure to the benefit of, and be binding upon, the legal representatives, successors and permitted assigns of the Parties.

10.8 Partial Invalidity. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall remain, nevertheless, in full force and effect.

10.9 No Waiver; Amendment. No waiver of any term or condition of this Agreement shall be valid or binding on either Party unless agreed to in writing by both Parties. The failure of either Party to enforce at any time any of the provisions of the Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either Party to enforce each and every such provision thereafter. This Agreement may not be amended or modified except by the written agreement of the Parties.

10.10 Counterparts. This Agreement may be executed in two or more counterparts, facsimile or otherwise, each of which shall be deemed an original and all of which, taken together, shall constitute one instrument.

[End of Document]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed as of the date first written above.

PURCHASER

LEMAITRE VASCULAR, INC.

By:	/s/ David B. Roberts
Name:	David B. Roberts
Title:	President

SELLER

NEOVASC MEDICAL INC.

By:	/s/ Alexei Marko
Name:	Alexei Marko
Title:	CEO

PARENT

NEOVASC, INC.

By:	/s/ Alexei Marko
Name:	Alexei Marko
Title:	CEO

Exhibit A

Wire Transfer Instructions

Bank Info for NVC USD:

Account Number:
Account Name:	Neovasc Inc.
Name of Institution:	Canadian Imperial Bank of Commerce
Address of Institution:	5796 University Boulevard
Vancouver BC V6T 1K6
Institution Number:
Transit Number:
Swiftcode:	CIBCCATT

Exhibit B

Bill of Sale

THIS BILL OF SALE, is made by Neovasc Medical Inc. (“Seller”), a British Columbia corporation and LeMaitre Vascular, Inc., a Delaware corporation (“Purchaser”) as of this     day of             , 201    .

WHEREAS, pursuant to a certain Purchase Option Agreement, by and among Purchaser, and Seller and certain other parties signatory thereto, dated for reference as of December     , 2008 (the “Purchase Agreement”), Seller has agreed to sell, assign, transfer and deliver to Purchaser the Purchased Assets (as defined in the Purchase Agreement) of Seller; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

NOW THEREFORE, pursuant to the Purchase Agreement and in consideration of the premises thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

1. Conveyance. In accordance with and pursuant to the terms of the Purchase Agreement, Seller hereby sells, assigns, transfers, and delivers to Purchaser as of the date hereof all of Seller’s legal and beneficial right, title and interest in and to the Purchased Assets of Seller.

2. Seller’s Undertaking. If, subsequent to the date hereof, any property that is part of the Purchased Assets owned by Seller comes into the possession of Seller, Seller shall promptly deliver the same to Purchaser, and, if such property is in the form of checks, drafts or other negotiable instruments, Seller shall promptly endorse the same to Purchaser. Seller agrees to execute and deliver or cause to be executed and delivered to Purchaser such further instruments of transfer and conveyance and to take such other actions as Purchaser may reasonably request to carry out the transfer of the Purchased Assets conveyed herein to Purchaser.

3. The Purchase Agreement. Nothing contained in this Bill of Sale shall be deemed to supersede, enlarge or modify any of the obligations, agreements, covenants or warranties of Seller or Purchaser contained in the Purchase Agreement, all of which survive the execution and delivery of this Bill of Sale as provided and are subject to the limitations set forth in the Purchase Agreement. If any conflict exists between the terms of this Bill of Sale and the Purchase Agreement, then the terms of the Purchase Agreement shall govern and control.

4. Governing Law. This Bill of Sale and all acts and transactions pursuant hereto and the rights and obligations of the Parties hereto shall be governed, construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without reference to rules of conflicts or choice of laws. The Parties specifically waive any rights and obligations under any applicable provisions of the United Nations Convention for the International Sale of Goods.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed and delivered as of the date first above written.

NEOVASC MEDICAL INC.

By:
Name:
Title

Acknowledged and Accepted:

LEMAITRE VASCULAR, INC.

By:
Name:
Title: